                                                              EXHIBIT (d)(10)

                              SERVICE AGREEMENT


      THIS SERVICE AGREEMENT (this "AGREEMENT"), is made and entered into on this 16th day of August, 2000, by and between RICHARD GREEN (the "EMPLOYEE") and GENERAL ELECTRIC COMPANY, a New York corporation (together with its subsidiaries, "GE");

                              W I N E S S E T H:

      WHEREAS, GE (in its individual capacity) has entered into an acquisition agreement dated as of the date hereof, between GE and Smallworldwide plc (together with its subsidiaries, "SMALLWORLDWIDE", unless the context requires otherwise), a public limited company organized under the laws of England and Wales (the "ACQUISITION AGREEMENT"), pursuant to which GE has agreed to commence an offer to purchase all of the issued and outstanding ordinary shares, (pound)0.01 par value per share, and, without duplication, THE American Depositary Shares, of Smallworldwide (the "TENDER OFFER");

      WHEREAS, the Employee is currently employed by Smallworldwide and is a party to an employment agreement, effective as of October 11, 1996, by and between Smallworldwide and the Employee (the "EMPLOYMENT AGREEMENT"); and

      WHEREAS, upon the consummation of the Tender Offer, GE desires that Employee continue as an employee of Smallworldwide (or GE) and the Employee desires to continue to be employed by Smallworldwide (or GE); and

      WHEREAS, to induce the Employee to continue in the employ of Smallworldwide (or GE), GE wishes to enter into this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1. DEFINITIONS.

      For the purposes of this Agreement, the following definitions shall apply:

      (a) "Company Activities" shall mean the business of developing, marketing, selling, implementing, delivering and maintaining software products to the utility (oil, gas, hydro and nuclear) and communications (voice, Internet, data) industries, including but not limited to, distribution management systems, outage management systems, energy management systems, network management systems and geospatial information systems.

      (b) "Confidential Information" shall mean any data or information of GE or Smallworldwide, other than Trade Secrets, which is valuable to GE or Smallworldwide and not generally known to the public.
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      (c) "Constructive Discharge Termination Event" shall mean, the occurrence of any of the following events, without the Employee's express written consent, or such other events as the parties may expressly agree to: (i) the assignment to the Employee of any duties or responsibilities that are inconsistent in any material adverse respect with the Employee's position(s), duties, responsibilities or status in GE or Smallworldwide (including any material adverse diminution of such duties or responsibilities) or (ii) a material adverse change in the Employee's reporting responsibilities or titles in GE or Smallworldwide; or (iii) any requirement of GE that the Employee be relocated more than 50 miles from the work location where Employee is located as of the date hereof for a period in excess of 120 days.

      (d) "Disability Termination Event" shall mean the death or total disability of the Employee.

      (e) "Good Cause Termination Event" shall mean the Employee's employment is terminated as a result of any of the following: (i) the Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (ii) the Employee engages in a fraudulent act to the material damage or prejudice of GE or Smallworldwide or in conduct or activities materially damaging to the property, business or reputation of GE or Smallworldwide; (iii) the Employee illegally uses controlled substances, (iv) the Employee is negligent in performing Employee's duties to GE or Smallworldwide and, within 30 days after written notice from GE of any such act or omission, the Employee has not corrected such act or omission, or (v) the Employee otherwise fails to comply with the terms of the Employment Agreement, breaches any obligation or violates any duty to GE or Smallworldwide under applicable GE policies (as such policies may be amended from time to time) or law or deviates from any written policies or directives of the Board of Directors of GE or Smallworldwide.

      (f) "Noncompete Period", "Nondisclosure Period" and "Nonsolicitation Period" shall mean the period beginning on the date hereof and ending on the first anniversary of the Severance Payment Event.

      (g) "Territory" shall mean Australia, Canada, Germany, Singapore, the United Kingdom and the United States.

      (h) "Trade Secret" shall mean information of GE and Smallworldwide including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

      (i) "Voluntary Termination Event" shall mean a voluntary resignation by the Employee of the Employee's employment with GE.


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

      SECTION 2. SALARY RETENTION AND SEVERANCE PAYMENTS.

      2.1. SERVICE TERM AND SALARY.

      For the twelve month period commencing on the Purchase Date (as defined in the Acquisition Agreement) and ending on the one year anniversary thereof (the "Service Term"), GE shall pay the Employee a base salary at a rate not less than his current base salary as of the Purchase Date, payable in accordance with GE's normal payroll practices. In addition to such base salary, Employee shall be entitled to receive an annual bonus, such amount to be determined in the discretion of GE, based upon the operating results of Smallworldwide and GE. Subsequent salary and bonus adjustments will be in accordance with GE's standard salary planning process. The normal bonus calculation process is based on a percentage increase from the actual earned bonus for the prior year assuming, satisfactory or better performance to set objectives. The Service Term shall continue until (i) GE provides Employee with a minimum of ninety (90) days prior written notice of termination of Employee's employment or (ii) after the expiration of the initial twelve month service period, Employee provides GE with a minimum of ninety (90) days prior written notice of a Voluntary Termination Event.

      2.2. RETENTION PAYMENT.

      Subject to the terms hereof and as consideration for the Employee's continued employment and service to Smallworldwide, GE shall pay the Employee a retention payment equal to 100% of Employee's actual base salary plus earned bonus for the year ended June 30, 2001 (the "Retention Payment"), provided, that in no event shall such amount be less than the Employee's actual base salary plus earned bonus for the year ended June 30, 2000. The Retention Payment shall be paid to the Employee in two equal payments on each of January 1, 2002 and January 1, 2003; provided, that no such Retention Payment shall be made if the Employee is not an employee of GE on such date as a result of a Good Cause Termination Event or a Voluntary Termination Event.

      2.3. OPTION GRANT.

      On the Purchase Date, GE shall grant to the Employee stock options to purchase 4,000 shares of Common Stock of GE at an exercise price equal to the fair market value of such Common Stock on the date of grant of the options (the "Options"). The Options shall be issued under, and shall be subject to the terms and conditions of the GE Stock Option Plan (the "Plan"). The Options shall vest as follows: 2,000 of such Options shall vest on the third anniversary of the date of grant of the Options and 2,000 of such Options shall vest on the fifth anniversary of the date of grant of the Options.

      2.4. SEVERANCE PAYMENT.

      Subject to the terms hereof, GE shall pay the Employee a severance payment equal to the greater of 100% of Employee's: (i) actual base salary plus earned bonus for the year ended June 30, 2001, or (ii) actual base salary plus earned bonus for the year ended June 30, 2000, if, on or prior to January 1, 2003, Employee's employment with GE is terminated as a result of a Disability Termination Event, Constructive Discharge Termination Event or as a result of any other event except a Voluntary Termination Event or a Good Cause Termination Event


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(collectively the "Severance Payment Event"). Employee hereby agrees that any severance payment made pursuant to this Section 2.4 shall be (i) payment in full of any obligations of GE as a result of such termination and (ii) a full release of any claims the Employee may have against GE in connection with GE's employment of Employee or otherwise.

      SECTION 3. TERM; TERMINATION OF AGREEMENT.

      This Agreement shall become effective as of the date hereof and shall continue until the occurrence of a Good Cause Termination Event or Voluntary Termination Event (in either case, the "Term"); provided, that the rights and obligations of the parties under Section 4 hereunder shall survive any such termination. Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate and be of no further force or effect (and none of GE, Smallworldwide or the Employee shall have any rights or obligations hereunder) if the Acquisition Agreement is terminated or the Tender Offer is not consummated, for any reason whatsoever.

      SECTION 4. TRADE SECRETS, CONFIDENTIAL INFORMATION AND NONCOMPETITION COVENANTS.

      4.1. TRADE SECRETS.

      The Employee shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof, Trade Secrets without the prior written consent of GE or Smallworldwide. Nothing in this Agreement shall diminish GE's or Smallworldwide's rights regarding the protection of trade secrets pursuant to applicable law.

      4.2. TRADE NAME AND CONFIDENTIAL INFORMATION.

      The Employee hereby agrees that during the Nondisclosure Period:

      (a) the Employee shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under any corporate or trade name of GE, Smallworldwide or any name similar thereto without the prior written consent of GE.

      (b) The Employee shall hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of GE.

      4.3. NONCOMPETITION.

      (a) Coverage. The Employee acknowledges that Smallworldwide conducts Company Activities throughout the Territory. The Employee acknowledges that to protect adequately the interest of GE and Smallworldwide in the business of Smallworldwide it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.


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

      (b) Covenant. The Employee hereby agrees that the Employee shall not, during the Noncompete Period, in any manner, directly or by assisting others, engage in, be employed or retained by, have any equity or profit interest in, make any loan to or for the benefit of, or guarantee any obligation of or with respect to, or render services (of any executive, advertising, marketing, sales, administrative, supervisory or consulting nature) to, any business conducting or engaged in Company Activities in the Territory.

      Notwithstanding anything this is Section 4.3 to the contrary, nothing contained herein shall prohibit the Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange, the Nasdaq Stock Market or in the over-the-counter market.

      4.4. NONSOLICITATION.

      The Employee hereby agrees that the Employee shall not, during the Nonsolicitation Period, in any manner, directly or by assisting others (other than as an employee of GE or Smallworldwide):

      (a) solicit or attempt to solicit, any business from any of GE's or Smallworldwide's customers, including actively sought prospective customers, for purposes of providing products or services that are competitive with those provided by GE or Smallworldwide; or

      (b) without the prior written consent of GE, solicit or attempt to solicit any employee or former employee of GE or Smallworldwide, unless such former employee has ceased to be employed by GE or Smallworldwide for a period of one
(1) year.

      4.5. SEVERABILITY.

      If judicial determination is made that any of the provisions of this
Section 4 constitutes an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of this Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the Employee, GE and Smallworldwide hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this
Section 4 and to apply the provisions of this Section 4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Section 4 is determined not to be specifically enforceable, GE and Smallworldwide shall nevertheless be entitled to recover monetary damages in addition to any other relief as a result of the breach of such provisions by the Employee. The time period during which the prohibitions set forth in this Section 4 shall apply shall be tolled and suspended with respect to the Employee for a period equal to the aggregate quantity of time during which the Employee violates such prohibitions in any respect.

      4.6. INJUNCTIVE RELIEF.

      The Employee hereby agrees that any remedy at law for any breach of provisions contained in Sections 4.1, 4.2, 4.3 or 4.4 hereof shall be inadequate and that GE and


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Smallworldwide shall be entitled to injunctive relief in addition to any other remedy GE and Smallworldwide might have under this Agreement, and applicable law.

      SECTION 5. EXISTING EMPLOYMENT AGREEMENT.

      5.1. INCONSISTENT PROVISIONS.

      To the extent that any of the provisions of this Agreement conflict with the provisions of Employee's Employment Agreement, the provisions of this Agreement shall control.

      SECTION 6. MISCELLANEOUS.

      6.1. BINDING EFFECT.

      This Agreement shall inure to the benefit of and shall be binding upon the Employee and the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and assigns, and GE and Smallworldwide and their respective successors and assigns; provided, however, that the Employee shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of GE.

      6.2. GOVERNING LAW.

      This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with English law.

      6.3. HEADINGS.

      The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      6.4. NOTICES.

      Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or 5 business days after being sent by first class mail and addressed as follows:

      (a) If to the Employee, addressed to:

                   Richard Green
                   22 High Ditch Road
                   Manor House
                   Fen Ditton
                   Cambridge
                   CB5 8TE


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

      (b) If to GE, addressed to:

                   General Electric Company
                   4200 Wildwood Parkway
                   Atlanta, GA 30339
                   Attention: President -
                              GE Energy Management Services

or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

      6.5. COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      6.6. ENTIRE AGREEMENT.

      This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made; provided, however, except as set forth in Section 5 that all terms and conditions of the Employee's Employment Agreement shall remain in full force and effect. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

      6.7. SEVERABILITY.

      In the event that any provisions of this Agreement shall be deemed invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

                [Remainder of the page intentionally left blank.]


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  GENERAL ELECTRIC COMPANY


                                  BY: /s/ STEPHEN  R. BOLZE
                                      ---------------------------------
                                      Name: Stephen R. Bolze
                                      Title: Attorney-in-Fact


                                  THE EMPLOYEE


                                  /s/ R. F. GREEN
                                  -------------------------------------
                                              Richard Green